UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2015

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2015 Manuel Flores, 43, a partner in the Chicago office of the Arnstein & Lehr law firm, was elected to the board of directors of the Company (the “Board”). The Board also appointed Mr. Flores to serve as (i) Chairman of the Audit Committee of the Board in place of Mr. Ned L. Siegel who will continue as Chairman of the Governance and Nominating Committee, and (ii) as a member of each of the Compensation Committee and the Governance and Nominating Committee of the Board. It further appointed J. Mitch Lowe, a member of the Medbox board currently serving as chairman of the Compensation Committee and as a member of the Governance and Nominating Committee, to serve also as a member of the Audit Committee.

Prior to joining his law firm, Mr. Flores served as the Acting Secretary at the Illinois Department of Financial and Professional Regulation from November 2012 until January 2015. As Acting Secretary Mr. Flores had direct oversight of the development of the Illinois medical cannabis dispensary regulations. From February 2011 until November 2012, Mr. Flores served as Director of the Division of Banking of the Illinois Department of Financial and Professional Regulation. As a member of the Conference of State Bank Supervisors during such time, Mr. Flores worked with state regulators from around the country to shape policy on significant and emerging issues in the financial services industry. Prior to serving in such role, Mr. Flores spent one year as the Acting Chairman for the Illinois Commerce Commission involved with regulating investor-owned utilities in the areas of electricity, gas, water and telecommunications. Prior to the ICC, he served as 1st Ward Alderman on the Chicago City Council for nearly two terms and before that he served as an Assistant State’s Attorney in the Office of the Cook County State’s Attorney from 2000 to 2003.

On November 2, 2015, the Company issued a press release announcing the appointment of Mr. Flores as a director. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: November 2, 2015	By:	/s/ Jeff Goh
		Name:	Jeff Goh
		Title:	Interim Chief Executive Officer and President